LICENSE AGREEMENT

Representing the agreement between the Sigma Alpha Epsilon Fraternity an Illinois not for profit corporation	Agreement No. A16530
and
Designer Sports Apparel, Inc. 207 N. Center Street Unit A Arlington, TX 76011

THIS LICENSE AGREEMENT is made and entered into this 4th day of April, 2006, by and between the Sigma Alpha Epsilon Fraternity, of PO. Box 1856, Evanston, Illinois, hereinafter referred to as "FRATERNITY" and Designer Sports Apparel, Inc. of 207 N. Center Street, Arlington, TX hereinafter referred to as"LICENSEE".

WHEREAS, FRATERNITY has adopted various distinct insignia for the utilization of the membership of the FRATERNITY, some of which insignia are the subject of various trademark registrations issued to FRATERNITY by the United States Patent and Trademark Office, and as a result of long term utilization of said insignia by members of the FRATERNITY, considerable goodwill has inured to the benefit of FRATERNITY; and
WHEREAS, LICENSEE desires to produce or have produced for it, items which will utilize certain of the insignia of FRATERNITY; and
WHEREAS, the Parties to this License Agreement wish to set forth in writing each and every term and condition of FRATERNITY'S grant to licensee of the limited right to utilize certain of the insignia of FRATERNITY.
Now, THEREFORE, in consideration of the covenants, conditions and stipulations contained herein, the parties hereto agree as follows:

1.  GRANT OF LICENSE: For the duration of this agreement and pursuant to each and every condition hereinafter set forth, FRATERNITY hereby grants to LICENSEE the non-exclusive right to utilize the following insignia of FRATERNITY, hereinafter "Insignia":
Greek letters of Organization, crest, badge, flag, name "Sigma Alpha Epsilon" and the True Gentlemen logo.

2.  ACKNOWLEDGEMENT OF PROPRIETARY RIGHTS: LICENSEE acknowledges the ownership by FRATERNITY of each of these Insignia and the goodwill associated therewith and agrees that it will do nothing inconsistent with such ownership and agrees that all goodwill associated with the use of the Insignia by LICENSEE shall inure to the benefit of FRATERNITY. LICENSEE agrees that nothing in this License Agreement shall give LICENSEE any right, title or interest in the Insignia other than the limited right to use the Insignia of FRATERNITY and only within the scope of each of the terms and conditions of this License Agreement and LICENSEE agrees that it will neither question nor otherwise attack the ownership by FRATERNITY of any of its Insignia, nor will it assist others in doing so.

3.  LICENSED PRODUCTS: LICENSEE is granted the non-exclusive right to utilize the Insignia specifically referenced in paragraph 1 above only in relation to the following products: See appendix A

4.  QUALITY CONTROL: In order to protect the goodwill associated with FRATERNITY and its Insignia, LICENSEE agrees that in relation to any of its merchandise utilizing FRATERNITY'S Insignia, LICENSEE will maintain the high quality associated with FRATERNITY and its licensed merchandise.
LICENSEE shall not commence marketing of any merchandise utilizing FRATERNITY'S Insignia until a representative sample, as specified in the Sigma Alpha Epsilon Fraternity Licensing Application instructions, has been provided to FRATERNITY and specifically approved in writing by FRATERNITY. Every year thereafter, LICENSEE shall again provide to FRATERNITY representative samples of any and all merchandise which utilizes FRATERNITY'S Insignia in association with any merchandise which LICENSEE is requesting the right to market in association with any application for renewal of this License Agreement.
Should any licensed merchandise prove defective or reasonably unacceptable for any other reason, within a reasonable period of time following purchase of same and upon request, LICENSEE shall provide the purchaser with a full refund or replacement merchandise, whichever the purchaser prefers.
FRATERNITY has the right and authority to regularly monitor the quality of any merchandise within the scope of this License Agreement and if in the exercise of its discretion, FRATERNITY determines that the quality of any of the LICENSED merchandise has decreased below FRATERNITY'S standards, including but not limited to those described in Appendix C, it shall notify LICENSEE in writing of its objections to the quality of the merchandise, which notice shall advise LICENSEE of the specific requirements necessary to satisfy FRATERNITY'S quality standards. Following LICENSEE's receipt of said notice, LICENSEE shall immediately cease and desist from the marketing of any merchandise which FRATERNITY claims has decreased below FRATERNITY'S quality standards and shall not resume the marketing of any such merchandise until the quality of said merchandise is improved to the extent of being in compliance with any reasonable quality control demands imposed by FRATERNITY.
Following LICENSEE'S receipt of any notice from FRATERNITY notifying LICENSEE of objections relating to the quality of its merchandise, LICENSEE shall have thirty (30) days, or any such longer period of time agreed upon by the parties to resume production of merchandise acceptable to FRATERNITY and upon LICENSEE'S failure to timely so comply with any of FRATERNItY'S reasonable quality control demands, this License Agreement shall he immediately terminable by FRATERNITY.

5.  MARKING: Licensees shall identify each licensed article as an officially licensed product of FRATERNITY by incorporating the "Greek Licensed Product" seal shown in Appendix B on a sticker, tag, label, imprint, or other appropriate method. In addition, all marketing, promotional and advertising pieces associated with the licensed products of FRATERNITY must also be represented in the aforementioned manner. The LICENSEE shall also identify each licensed product with the appropriate service mark or trademark symbol in a manner specified in the artwork provided by FRATERNITY upon license approval or as otherwise specified from time to time in writing by FRATERNITY. The "Greek Licensed Product" is the exclusive property of Affinity Marketing Consultants, Inc. Authorization for use, unless otherwise specified within the terms of this agreement, must be obtained from Affinity Marketing Consultants, Inc. prior to use. Affinity Marketing Consultants, Inc. retains the right to reject requested use of the "Greek Licensed Product" seal.

6.   ROYALTY: In relation to all merchandise marketed by or on behalf of licensee utilizing any of FRATERNITY'S Insignia, LICENSEE shall pay to FRATERNITY a royalty calculated as follows: $40 annual advance, 8.5% of gross sales

Within thirty (30) days following the end of each calendar quarter, LICENSEE shall provide FRATERNITY with a precise accounting showing the calculation of the royalty owing, along with payment of the royalty owing for said calendar quarter. The quarterly accounting shall include sufficient detail to clearly and understandably provide FRATERNITY with any and all information which is to be taken into account in association with the calculation of the royalty owing and, if requested by FRATERNITYin association with any accountings, LICENSEE shall accurately complete and provide FRATERNITY with any forms of accounting reasonably specified by FRATERNITY_
Any royalty or other amount owing from LICENSEE to FRATERNITY which is not paid within seven (7) days of the due date thereof shall accrue interest at the rate of ten (10%) percent per annum

7.  RECORD KEEPING/AUDIT RIGHTS: For a period of at least three (3) years following each transaction involving merchandise containing FRATERNITY Insignia, LICENSEE agrees to maintain true, correct and orderly records in conformity with reasonably recognized accounting standards, including all production records, order forms and purchase orders reflecting the total quantity of licensed merchandise manufactured and the total quantity of licensed merchandise sold or otherwise distributed, including true, accurate and complete accounting records of all consideration received by or on behalf of LICENSEE in relation to any licensed merchandise produced by or on behalf of LICENSEE, as well as any other records reasonably specified by FRATERNITY.The records to be kept by LICENSEE shall be reasonably available for audit or inspection by or on behalf of FRATERNITY.
The records to be kept by LICENSEE shall be reasonably available for audit or inspection by or on behalf of FRATERNITY.
Should any such inspection or audit disclose that royalties paid to FRATERNITY were less than the amount actually owing, LICENSEE shall forthwith pay to FRATERNITY the deficiency with interest at the rate of ten (10%) percent per annum from the date when the deficient amount should have been paid to FRATERNITY. Furthermore, should the audit or inspection disclose that royalties paid by LICENSEE were intentionally understated in any amount, or unintentionally understated in an amount of at least five (5%) percent less than the actual royalty owing for any quarterly period, LICENSEE shall be responsible to immediately reimburse FRATERNITY for all fees and expenses incurred by FRATERNITY in relation to the inspection or audit.

8.  INSURANCE: The LICENSEE is obligated to maintain comprehensive general and product liability insurance protecting against claims of any sort for loss or damage arising out of the design, manufacture or marketing of licensed products, said liability insurance to be maintained in the face amount of one million dollars ($1,000,000.00), which policy of insurance shall name FRATERNITY as a co-insured and shall provide that FRATERNITY is to be given at least thirty (30) days notice from the insurer prior to cancellation or amendment of such insurance policies. The LICENSEE shall provide FRATERNITY with certificates of insurance evidencing that the required insurance has been procured before commencing with the manufacture or marketing of any merchandise bearing insignia of FRATERNITY. Should the LICENSEE fail to maintain the required insurance, FRATERNITY may, but is not required to, procure same and the LICENSEE shall promptly reimburse FRATERNITY for the cost of same.

9.  DURATION: This License Agreement shall remain in effect up through the 30th day of June next following the execution of this agreement and is potentially renewable on a year to year basis thereafter in accordance with the next paragraph hereof unless the FRATERNITY mails written notice to LICENSEE on or before May 31 of the then current year notifying LICENSEE that this agreement will not be renewed and will terminate effective June 30 of that year.

10.  POTENTIAL RENEWAL: Unless terminated by FRATERNITY pursuant to any of the terms and conditions of this License Agreement, this License Agreement is renewable on a year to year basis beginning on July 1 of each year, pursuant to the following conditions:
a. At least 30 days prior to July 1 of each year, LICENSEE shall request renewal in writing and provide FRATERNITY with representative samples of any merchandise which LICENSEE wishes to market pursuant to a renewal of this License Agreement;
b. FRATERNITY shall have thirty (30) days to examine said merchandise and in its sole discretion determine whether to authorize renewal of this License Agreement in relation to any or all of said proposed items;
c. Should FRATERNITY elect to renew this License Agreement in relation to any of the proposed merchandise, it will provide LICENSEE with written notice of the renewal of this License Agreement effective July 1 along with specification of which items of the proposed merchandise are approved for the renewal year.

11.    DEFAULT: FRATERNITY shall have the right to terminate this License Agreement prior to the duration thereof pursuant to the following conditions:
a. FRATERNITY has the right to immediately terminate this license Agreement through written notice to LICENSEE upon the occurrence of any of the following situations:
(1)  Willful and material falsification of any records required to be maintained or reports required to he provided by the LICENSEE to FRATERNITY;
(2)  Willful and material deception of customers in relation to the production, marketing or other distribution of products containing FRATERNITY Insignia;
(3)  LICENSEE under reports royalties in the amount specified in the last paragraph of section 7 for any three consecutive quarters. Failure of the LICENSEE to maintain liability insurance in compliance with paragraph 8 of this License Agreement:

b.  FRATERNITY has the right to terminate this License Agreement upon thirty (30) days written notice to the LICENSEE specifying the details of the grounds for termination and advising that unless the LICENSEE immediately proceeds to cure and does cure the default(s) within said thirty (30) days, the License Agreement can be terminated in any of the following situations:
(1)	Delinquency in payment of any sums owing to FRATERNITY;
(2)
Inability to conduct the licensed business such as through insolvency, attachment of assets, liquidation, receivership or some other order of a court, administrative agency or other governmental official or body;

(3)
Misuses or unauthorized use of the Insignia of FRATERNITY or any other conduct which in the judgment of FRATERNITY is detrimental to the goodwill of FRATERNITY or otherwise injurious to the best interest of FRATERNITY licensing program;

(4)	Failure to comply with any other obligation imposed on the LICENSEE by or through this License Agreement.

    12.   OBLIGATIONS UPON TERMINATION: The continuing obligations of the LICENSEE after termination or expiration of this License Agreement are as follows:
a.	To pay any sums then or subsequently owing to FRATERNITY,
b.
To cease any production, use, marketing or distribution of any merchandise bearing the Insignia of FRATERNITY and LICENSEE shall cease holding itself out as being a LICENSEE of, or otherwise affiliated with, FRATERNITY and the LICENSEE shall not advertise or otherwise publicize the former affiliation with FRATERNITY;

c.
FRATERNITY, in its sole discretion, has the option to purchase from LICENSEE any portion of the supplies or materials remaining on hand containing any of the Insignia of FRATERNITY which items shall be provided to FRATERNITY at cost; and

d.
LICENSEE shall destroy any other items on hand bearing FRATERNITY Insignia or otherwise remove such Insignia from any merchandise, equipment, fixtures and structures as to any items remaining on hand bearing the Insignia of FRATERNITY which FRATERNITY does not wish to purchase pursuant to subsection above.

    13.   NO WAIVER: The failure of either party to exercise any power or right under this License Agreement or to insist at any time upon the strict compliance with any of the provisions hereof shall not constitute a waiver of said party's right to thereafter demand exact compliance with the terms hereof. A waiver shall only be effective if it is contained in a writing signed by the party against whom the waiver is claimed and shall not preclude that party from declaring default as to any further continuation or occurrence of that or any other grounds to declare default of this License Agreement.

    14.   NO AGENCY: LICENSEE acknowledges that this License Agreement does not in any way establish LICENSEE as an agent or employee of FRATERNITY. LICENSEE acknowledges that it is entering into this agreement solely to become a LICENSEE of FRATERNITY with no right or authority to assume or create any obligation on behalf of FRATERNITY.

    15.   INDEMNIFICATION: Should FRATERNITY receive any claim or otherwise incur any liability relating to any loss as a result of any claim relating to any alleged actions or omissions of LICENSEE , FRATERNITY shall be indemnified and held harmless by the LICENSEE from any such claim or loss including any costs and reasonable attorneys' fees incurred by FRATERNITY to defend against same. FRATERNITY shall have the right to participate in the settlement of any such claims.

    16.   INVALIDITY OF TERMS: Any provision of this Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

    17.   NOTICES: Any notices required to be given pursuant to this License Agreement should be addressed as follows:

LICENSOR:
Associate Executive Director - Administration and Finance
Sigma Alpha Epsilon Fraternity
P.O. Box 1856
Evanston, Illinois 60204

F rank C. Ginocchio

310 Hawser Lane
Naples, FL 54102-5031

LICENSEE:
Designer Sports Apparel, Inc.
207 N. Center Street Unit A
Arlington, TX 76011

18. BREACH OF CONTRACT: Should LICENSEE materially breach any provision of this License Agreement, it shall be required to pay any reasonable attorney’s fees, as well as any litigation or other expenses resulting there from incurred by FRATERNITY.

19. BINDING EFFECT: This License Agreement is not assignable by either party and shall be binding upon any employees, agents, heirs, executors, administrators, assigns, or successor in interest of any of the parties.

20. ENTIRE AGREEMENT: This License Agreement contains the entire understanding and agreement between the parties, and any statements, promises, or inducements made by either party, or agent of either party, that is not contained in this License Agreement shall not by valid or binding, nor may this License Agreement be enlarge, modified, or altered, except in writing signed by the parties.

21. CHOICE OF LAW: This License Agreement shall be interpreted and applied according to the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have executed this License Agreement this day and year first above written.

FRATERNITY:	LICENSEE:
Sigma Alpha Epsilon Fraternity	Designer Sports Apparel, Inc.
By: /s/ Elizabeth A Taylor	By: /s/ David B. Parker
Signature	Signature
Elizabeth A Taylor, Associate Executive Director	David B Parker, President
Print name and title	Print name and title

Agreement No. A16530

Appendix A
General Product description: Screen printed t-shirts

Product Number	Product Description	Price

1. 2. 3. 4. 5. 6. 7. 8. 9. 10.

Please use additional pages if needed.

SIGMA ALPHA EPSILON
TRUE GENTLEMEN SINCE 1856
SIGMA ALPHA EPSILON
1856
GREAT SEAL
PHI ALPHA
FRATERNITY
ΦΑ
150 YEARS OF
EXCELLENCE
ΣΑΕ
TUSCALOOSA
1856
PLEDGE CLASS Φ

ΣΑΕ
FRONT
SIGMA ALPHA EPSILON
BACK
SPRING RUSH
2006

The colors from this printed sample may vary slightly from the colors on the garment.

TASCO

ΣΑΕ

FRONT

SIGMA ALPHA EPSILON
SPRING RUSH
2006

BACK

The colors from this printed sample may vary slightly from the colors on the garment.

Appendix B

Agreement No. AI6530

Appendix C

Affinity Marketing Consultants, Inc.

CLIENT PRODUCTS AND SERVICES POLICY

Products and services containing images of Greek organizations help to define the public perception of each individual Greek organization. Since the Greek organizations aligned with Affinity Marketing Consultants, Inc. are proud of values that help define their intellectual property, they wish to protect their marks and control the manner in which their marks are used by product manufacturers and service providers. All vendors are required to abide by the following quality control rules:

The following rules will apply to any licensed product or service utilizing Greek marks, specifically but not limited to the following categories of products:

*apparel (shirts, shorts, jackets, etc.)	*press releases
*flyers	*banners
*manuals	*glassware
*publications	*party favors (cups, frames, key chains, etc.)
*posters	*computer web pages
*newspaper articles & advertisements

There may not be:

any depiction of alcohol, alcoholic beverage use, kegs, beer cans, alcohol bottles, beer bongs, or brand names;
any depiction of drugs, drug use, drug slogans or slang words, or drug paraphernalia;

any depiction in a demeaning way, of minorities, ethnicities, or cultural segments;

any religious depictions in a demeaning way;

any depictions of men or women in a demeaning way;
any depictions relating to sex, sexual paraphernalia, or sexual orientation; any use of profanity;
or any use of licensed or copyrighted characters, phrases, logos, or materials without permission from the property owner.

Approval for all products and services will be coordinated by Affinity Marketing Consultants and granted in compliance with the license agreement prior to production of said product or service.

If you are unsure about an image or slogan, contact Melissa Jean-Baptiste for approval.

* Developed from Sigma Alpha Mu Fraternity's Public Relations Policy,